Exhibit 10.1

AMENDMENT NO. 2
TO  SECOND AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF FARMLAND PARTNERS OPERATING PARTNERSHIP, LP

This Amendment No. 2 to the Second Amended and Restated Agreement of Limited Partnership of Farmland Partners Operating Partnership, LP (this “Amendment”) is made as of August 16, 2017 by Farmland Partners OP GP, LLC, a Delaware limited liability company (the “General Partner”), as sole general partner of Farmland Partners Operating Partnership, LP, a Delaware limited partnership (the “Partnership”), pursuant to the authority granted to the General Partner in the Second Amended and Restated Agreement of Limited Partnership of Farmland Partners Operating Partnership, LP,  dated as of April 16, 2014 (as amended, the “Partnership Agreement”), for the purpose of designating the rights and preferences of Series B Participating Preferred Partnership Units (as defined below) and issuing additional Partnership Units in the form of Preferred Partnership Units (as defined below).  Capitalized terms used and not defined herein shall have the meanings set forth in the Partnership Agreement.

WHEREAS, Farmland Partners Inc., a Maryland corporation (the “Parent”), is the sole and managing member of the General Partner;

WHEREAS, the Parent and the Partnership, on the one hand, and Raymond James & Associates, Inc. and Jefferies LLC, as representatives of the several underwriters named on Schedule A to the Underwriting Agreement (as defined below) (the “Underwriters”), on the other hand, have entered into that certain Underwriting Agreement, dated as of August 10, 2017 (the “Underwriting Agreement”), providing for, among other things, the issuance and sale of shares of the Parent’s Series B Participating Preferred Stock (as defined below) to the Underwriters;

WHEREAS, the Parent will contribute the net proceeds from the sale of its shares of Series B Participating Preferred Stock to the Partnership in exchange for Series B Participating Preferred Partnership Units; and

WHEREAS, in accordance with the Partnership Agreement, the General Partner desires to amend the Partnership Agreement to create additional Partnership Units in the form of Series B Participating Preferred Partnership Units.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Partnership Agreement hereby is amended as follows:

1.                                      Article I of the Partnership Agreement is hereby amended to add the following definitions:

“Series B Articles Supplementary” means the Articles Supplementary dated August 16, 2017 to the Articles of Amendment and Restatement of the Parent designating the Series B Participating Preferred Stock.

“Series B Participating Preferred Partnership Interest” shall mean an ownership interest in the Partnership evidenced by the 6.00% Series B Participating Preferred Partnership Units, having a preference in payment of distributions and upon liquidation as set forth in this Agreement.

“Series B Participating Preferred Partnership Unit” shall mean a fractional, undivided share of the 6.00% Series B Participating Preferred Partnership Interests of all Partners issued under the Partnership Agreement.

“Series B Participating Preferred Stock” shall mean the 6.00% Series B Participating Preferred Stock of the Parent with the preferences, conversion and other rights, voting powers, restrictions, limitations, qualifications and terms and conditions of redemption as described in the Series B Articles Supplementary.

2.                                      The Partnership Agreement is hereby amended to incorporate Exhibit A to Amendment No. 1 to the Partnership Agreement designating the terms of the Series A Preferred Partnership Units as Exhibit H to the Partnership Agreement.

3.                                      In accordance with Section 4.2 of the Partnership Agreement, set forth in Exhibit A hereto are the terms and conditions of the Series B Participating Preferred Partnership Units, which are hereby established and issued to the Parent in consideration of their contribution to the Partnership of the net proceeds from the issuance and sale of the shares of the Series B Participating Preferred Stock pursuant to the Underwriting Agreement. The Partnership Agreement hereby is amended to incorporate such Exhibit A as Exhibit I thereto.

4.                                      Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.

5.                                      This Amendment shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles or rules governing conflicts of law.

6.                                      If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be duly executed and delivered on its behalf as of the date first set forth above.

GENERAL PARTNER:

FARMLAND PARTNERS OP GP, LLC,
as sole general partner of Farmland Partners Operating Partnership, LP

By:	/s/ Luca Fabbri
Name:	Luca Fabbri
Title:	Chief Financial Officer and Treasurer

Signature Page to Amendment No. 2 to the Second Amended and Restated Agreement of

Limited Partnership of Farmland Partners Realty Operating Partnership, LP

EXHIBIT A

DESIGNATION OF TERMS AND CONDITIONS OF

SERIES B PARTICIPATING PREFERRED
PARTNERSHIP UNITS

(1)                                 Designation and Number. A series of Preferred Partnership Units, designated as Series B Participating Preferred Partnership Units, hereby is established. The number of Series B Participating Preferred Partnership Units shall be 6,037,500.

(2)                                 Defined Terms. Capitalized terms used in this Exhibit and not otherwise defined shall have the meanings given to such terms in the Partnership Agreement. The following defined terms used in this Exhibit to the Partnership Agreement shall have the meanings specified below.

(3)                                 Ranking. The Series B Participating Preferred Partnership Units will, with respect to rights to receive distributions and upon any voluntary or involuntary liquidation, dissolution or winding up of the Partnership (a “Liquidation Event”), rank: (a) senior to Common Partnership Units and any other Partnership Units now or hereafter issued and outstanding, the terms of which provide that such Partnership Units rank, as to rights to receive distributions and upon liquidation, dissolution or winding up of the Partnership, junior to such Series B Participating Preferred Partnership Units (collectively, with the Common Partnership Units, “Junior Units”); (b) on parity with Series A Preferred Partnership Units and any other Partnership Units hereafter issued and outstanding, the terms of which specifically provide that such Partnership Units rank, as to rights to receive distributions and upon liquidation, dissolution or winding up of the Partnership, on a parity with such Series A Preferred Partnership Units (“Parity Units”); and (c) junior to all Partnership Units hereafter issued and outstanding, the terms of which specifically provide that such Partnership Units rank, as to rights to receive distributions and upon liquidation, dissolution or winding up of the Partnership, senior to the Series A Preferred Partnership Units (“Senior Units”). The Series B Participating Preferred Partnership Units will also rank junior to the Partnership’s existing and future indebtedness.

(4)                                 Maturity. The Series B Participating Preferred Partnership Units have no stated maturity and will not be subject to any sinking fund or mandatory redemption, except in connection with an Absence of Suitable Indices Event (as defined in the Series B Articles Supplementary).

(5)                                 Distributions.

(a)                                 Distributions pursuant to paragraphs (b) and (c) below on each outstanding Series B Participating Preferred Partnership Unit shall be cumulative from and including August 17, 2017 (the “Original Issue Date”) and shall be payable (i) pro rata for the period from the Original Issue Date to, but excluding, September 30, 2017 on September 30, 2017 to holders of record as of September 15, 2017, and (ii) for each quarterly distribution period thereafter, quarterly in equal amounts in arrears on the last day of each March, June, September and December, commencing on September 30, 2017 (each such day being hereinafter called a

“Series B Distribution Payment Date”) at the then applicable annual rate; provided, however, that if any Series B Distribution Payment Date falls on any day other than a Business Day (as defined in the Series B Articles Supplementary), the distribution that would otherwise have been payable on such Series B Distribution Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Series B Distribution Payment Date, and no interest or other sums shall accrue on the amount so payable from such Series B Distribution Payment Date to such next succeeding Business Day. Each distribution is payable to holders of record as they appear on the records of the Partnership at 5:00 p.m., New York time, on the record date, which shall be March 15, June 15, September 15 or December 15 immediately preceding the applicable Series B Distribution Payment Date.  If such record date is not a Business Day, the record date shall be the immediately preceding Business Day (each such date, a “Record Date”). Distributions shall accrue and be cumulative from the most recent Series B Distribution Payment Date to which distributions have been paid (a “Prior Distribution Payment Date”) (or if no Prior Distribution Payment Date, from the Original Issue Date) to, but excluding, the next Series B Distribution Payment Date, to holders of record as of 5:00 p.m., New York time, on the related Record Date, whether or not in any such distribution period or periods there shall be funds legally available for the payment of such distributions, whether the Partnership has earnings or whether such distributions are authorized. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Series B Participating Preferred Partnership Units that may be in arrears. Holders of Series B Participating Preferred Partnership Units shall not be entitled to any distributions, whether payable in cash, property or shares, in excess of full cumulative distributions, as herein provided, on the Series B Participating Preferred Partnership Units. Distributions payable on the Series B Participating Preferred Partnership Units for any period greater or less than a full distribution period will be computed on the basis of a three hundred sixty (360) day year consisting of twelve (12) thirty (30) day months. Distributions payable on the Series B Participating Preferred Partnership Units for each full distribution period will be computed by dividing the applicable annual distribution rate by four. After full cumulative distributions on the Series B Participating Preferred Partnership Units have been paid or declared and funds therefor set aside for payment with respect to a distribution period, the holders of Series B Participating Preferred Partnership Units will not be entitled to any further distributions with respect to that distribution period.

(b)                                 From the Original Issue Date to, but excluding, September 30, 2024, holders of the then-outstanding Series B Participating Preferred Partnership Units shall be entitled to receive, when, as and if authorized and declared by the General Partner, out of funds legally available for payment of distributions, cumulative cash distributions at the rate of 6.00% per annum on the $25.00 liquidation preference (the “Initial Liquidation Preference”) of each Series B Participating Preferred Partnership Unit (equivalent to $1.50 per annum per unit).

(c)                                  On and after September 30, 2024, in lieu of the distribution rate provided in paragraph (4)(b) above, holders of the then-outstanding Series B Participating Preferred Partnership Units shall be entitled to receive, when, as and if authorized and declared by the Board, out of funds legally available for payment of distributions, cumulative cash distributions at the rate of 10.000% per annum on the sum of the Initial Liquidation Preference per Series B Participating Preferred Partnership Unit and the FVA Amount (as defined in the Series B Articles Supplementary and calculated based on the 2024 Land Value Report (as defined in the Series B Articles Supplementary) ) (if the FVA Amount for such period is a positive number) per

Series B Participating Preferred Partnership Unit. For the avoidance of doubt, no distributions shall accrue on any FVA Amount prior to September 30, 2024.

(d)                                 No distributions on the Series B Participating Preferred Partnership Units shall be authorized by the General Partner or paid or set apart for payment by the General Partner at such time as the terms and provisions of any agreement of the Parent or the Partnership, including any agreement relating to indebtedness of the Parent or the Partnership, prohibit such authorization, payment or setting apart for payment or provide that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization, payment or setting apart for payment shall be restricted or prohibited by law.

(e)                                  So long as any Series B Participating Preferred Partnership Units are outstanding, the General Partner shall not authorize and declare, and the Partnership shall not pay or set apart for payment, except as described in the immediately following sentence, any distributions on any series or class or classes of Parity Units for any period unless full cumulative distributions have been declared and paid or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series B Participating Preferred Partnership Units for all prior distribution periods. When distributions are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all distributions authorized and declared upon the Series B Participating Preferred Partnership Units and all distributions authorized and declared upon any other series or class or classes of Parity Units shall be authorized and declared ratably in proportion to the respective amounts of distributions accrued and unpaid on the Series B Participating Preferred Partnership Units and such Parity Units.

(f)                                   So long as any Series B Participating Preferred Partnership Units are outstanding, the Board shall not authorize and declare, and the Partnership shall not pay or set apart for payment, any dividends (other than dividends or distributions paid solely in Junior Units) or other distribution upon Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Junior Units made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the Parent or any subsidiary, or a conversion into or exchange for Junior Units or redemptions for the purpose of preserving the Parent’s qualification as a REIT), for any consideration (or any monies to be paid to or made available for a sinking fund for the redemption of any such units) by the Partnership, directly or indirectly (except by conversion into or exchange for Junior Units), unless in each case all cumulative distributions on all outstanding Series B Participating Preferred Partnership Units and any Parity Units at the time such distributions are payable shall have been paid or set apart for payment for all past distribution periods with respect to the Series B Participating Preferred Partnership Units and all past distribution periods with respect to such Parity Units.

(g)                                  Any distribution payment made on the Series B Participating Preferred Partnership Units shall first be credited against the earliest accrued but unpaid distribution due with respect to such Units.

(h)                                 As used herein, the term “distribution” does not include distributions payable solely in Junior Units on Junior Units.

(6)                                 Liquidation Preference.

(a)                                 Upon any Liquidation Event of the Partnership, before any payment or distribution of the assets of the Partnership shall be made to or set apart for the holders of Junior Units, the holders of the Series B Participating Preferred Partnership Units shall be entitled to receive the sum of (i) the Initial Liquidation Preference, (ii) the FVA Amount (if the FVA Amount for the relevant period is a positive number), and (iii) an amount per Series B Participating Preferred Partnership Unit equal to all distributions (whether or not authorized or declared) accrued and unpaid thereon to, but excluding, the date of final distribution to such holders (the “Final Liquidation Preference”), but such holders of the Series B Participating Preferred Partnership Units shall not be entitled to any further payment.

(b)                                 If,  upon any Liquidation Event of the Partnership, the assets of the Partnership, or proceeds thereof, distributable among the holders of the Series B Participating Preferred Partnership Units shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other Parity Units, then such assets, or the proceeds thereof, shall be distributed among the holders of the Series B Participating Preferred Partnership Units and any such other Parity Units ratably in accordance with the respective amounts that would be payable on  the Series B Participating Preferred Partnership Units and any such other Parity Units if all amounts payable thereon were paid in full. For the purposes of this Section (6), none of (i) a consolidation or merger of the Partnership with one or more other entities, (ii) a statutory share exchange or (iii) a voluntary sale, transfer or conveyance of all or substantially all of the Partnership’s assets, properties or business shall be deemed to be a Liquidation Event of the Partnership.

(c)                                  Subject to the rights of the holders of Parity Units, upon any Liquidation Event of the Partnership, after payment shall have been made in full to the holders of the Series B Participating Preferred Partnership Units, as provided in this Section (6), any series or class or classes of Junior Units shall, subject to any respective terms and provisions applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series B Participating Preferred Partnership Units shall not be entitled to share therein.

(7)                                 Redemption. In connection with the redemption by the Parent of shares of Series B Participating Preferred Stock in accordance with the provisions of the Series B Articles Supplementary,

(a)                                 The Series B Participating Preferred Partnership Units are not redeemable except as provided in this paragraph (7).

(b)                                 Optional Redemption.

i.      If Parent exercises its Optional Redemption Right (as defined in the Series B Articles Supplementary) with respect to any share of Series B Participating Preferred Stock after September 30, 2021 but prior to September 30, 2024, the Partnership shall redeem a Series B Participating Preferred Partnership Unit by making a payment to the Parent for such purpose in an amount equal to the

Final Liquidation Preference plus the Premium Amount (as defined in the Series B Articles Supplementary).

ii.   If Parent exercises its Optional Redemption Right to redeem any share of Series B Participating Preferred Stock at any time on or after September 30, 2024, shall redeem a Series B Participating Preferred Partnership Unit by making a payment to the Parent for such purpose, for cash in an amount equal to the Adjusted Value (as defined in the Series B Articles Supplementary), plus any accrued and unpaid distributions on the Series B Participating Preferred Partnership Unit to, but excluding, the redemption date.

(c)          Special Redemption Right upon a Change of Control. Upon the occurrence of a Change of Control (as defined in the Series B Articles Supplementary), if and when the Parent exercises its Special Redemption Right (as defined in the Series B Articles Supplementary) to redeem any share of Series B Participating Preferred Stock, the Partnership shall redeem a Series B Participating Preferred Partnership Unit by making a payment to the Parent for such purpose in an amount equal to the Special Redemption Price (as defined in the Series B Articles Supplementary)

(d)         Redemption upon Absence of Suitable Indices Event. If Parent exercises its Absence of Suitable Indices Event Redemption Right (as defined in the Series B Articles Supplementary), the Partnership shall redeem a Series B Participating Preferred Partnership Unit by making a payment to the Parent for such purpose in an amount equal to the Final Liquidation Preference.

(8)                                 Voting Rights.  Holders of the Series B Participating Preferred Partnership Units will not have any voting rights.

(9)                                 Conversion.

(a)         The Series B Participating Preferred Partnership Units are not convertible or exchangeable for any other property or securities except as otherwise provided in this Section 9.

(b)         In the event the Parent exercises its Optional Conversion Right (as defined in the Series B Articles Supplementary) or its Absence of Suitable Indices Conversion Right (as defined in the Series B Articles Supplementary) or in the event a holder of shares of Series B Participating Preferred Stock exercises its Change of Control Conversion Right (as defined in the Series B Articles Supplementary), to convert shares of Series B Participating  Preferred Stock into Shares in accordance with the terms of the Series B Articles Supplementary (subject to the Special Redemption Right of the Corporation), then, concurrently therewith, an equivalent number of Series B Participating Preferred Partnership Units held by the Parent shall be automatically converted into a number of Class A Units equal to the number of Shares issued upon conversion of such shares of Series B Participating Preferred Stock. Any such conversion will be effective at the same time as the conversion of the shares of Series B Participating Preferred Stock into Shares.

(c)          No fractional units will be issued in connection with the conversion of Series B Participating Preferred Units into Class A Units, and the number of Class A Units to be issued upon conversion shall be rounded down to the nearest whole unit. In lieu of fractional Class A Units, the Parent shall be entitled to receive an amount in cash equal to the fair market value of such fractional Class A Unit that was rounded down on the date of conversion, computed on the basis of the applicable per share VWAP for the Common Stock of Parent.

(10)                          Allocations for Capital Account Purposes.  The Partnership’s Net Income, Net Loss and items of income, gain, loss, deduction and credit shall be allocated to the holders of Series B Participating Preferred Partnership Units in accordance with the Partnership Agreement, including Article VI of the Partnership Agreement; it being understood and agreed that in effecting the allocation provisions of the Partnership Agreement, the Series B Participating Preferred Partnership Units shall be deemed to constitute Partnership Interests that are entitled to a preference upon liquidation and a preference in distribution for purposes of Section 6.1.A(4) (and Section 6.1.B(3)) and Section 6.1.A(5) of the Partnership Agreement, respectively.  Accordingly, until additional classes of Partnership Interests, if any, are established pursuant to the terms of the Partnership Agreement:

(a)                                 pursuant to Section 6.1.A(4) of the Partnership Agreement, Net Income shall be allocated to each holder of Series B Participating Preferred Partnership Units, until the cumulative Net Income allocated under Section 6.1.A(4) of the Partnership Agreement to such holder equals the cumulative Net Losses allocated to such holder under Section 6.1.B(3) of the Partnership Agreement with respect to its Series B Participating Preferred Partnership Units, pro rata in proportion to the amounts to be allocated pursuant to Section 6.1.A(4) of the Partnership Agreement;

(b)                                 pursuant to Section 6.1.A(5) of the Partnership Agreement, Net Income shall be allocated to each holder of Series B Participating Preferred Partnership Units,  until the cumulative allocations made under Section 6.1.A(5) of the Partnership Agreement to such holder equals the cumulative amount of distributions payable (whether or not authorized or paid) pursuant to Section 5 with respect to such holder’s Series B Participating Preferred Partnership Units, pro rata in proportion to the amounts to be allocated pursuant to Section 6.1.A(5) of the Partnership Agreement;

(c)                                  pursuant to Section 6.1.A(6) of the Partnership Agreement, no Net Income shall be allocated to the holders of Series B Participating Preferred Partnership Units; and

(d)                                 pursuant to Section 6.1.B(3) of the Partnership Agreement, Net Losses shall be allocated to the holders of Series B Participating Preferred Partnership Units, pro rata in proportion to their respective Percentage Interests as of the last day of the period for which such allocation is being made (for the avoidance of doubt, Net Losses shall be allocated to Junior Units subject to Section 6.1.B(3) first and thereafter proportionately among Parity Units); provided, however, that Net Losses shall not be allocated to any such holders pursuant to Section 6.1.B(3) of the Partnership Agreement to the extent that such allocation would cause such holder to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) (determined in each case by not including in the holder’s Adjusted Capital Accounts any amount that the holder is obligated to contribute to the Partnership with respect to any deficit in its Capital Account pursuant to Section 13.3 of the Partnership Agreement) at the end of such taxable year (or portion thereof).